Exhibit 10.2

Description of Directors Equity Compensation Program

     Initial and annual grants will be made to outside directors primarily under the Power Integrations 2007 Equity Incentive Plan (the “2007 Plan”) as follows (the “Directors Equity Compensation Program”):
 1.     Each current participant and each individual who would be eligible to participate in the 1997 Outside Directors Stock Option Plan shall be a participant in the Directors Equity Compensation Program;
 2.     On the first trading day of July in each year (the “Regular Grant Date”):

•	Each outside director will receive a grant of an equity award with an aggregate value of $100,000 (the “Award”).

•	At each outside director's election, such Award would consist entirely of RSUs or entirely of options.

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If applicable, the number of options issuable under such Award would be calculated as the dollar value of such Award allocated to options divided by the Black-Scholes value of one option share as of the grant date (and the exercise price of such option would equal the closing trading price of the Company's common stock on such grant date).

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If applicable, the number of RSUs issuable under such Award would be calculated as the dollar value of such Award allocated to RSUs divided by the closing trading price of the Company's common stock on such grant date.

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Each such Award would vest in full effective immediately prior to the commencement of the Company's first annual meeting of stockholders in the year following the year of the grant date, provided that the recipient is still providing services to the Company as a director as of such time, and, provided, further, that 100% of the shares subject to such Award would be deemed fully vested upon the occurrence of a Change of Control, as such term is defined in the Company's 2007 Plan.

3.     A new eligible director would receive under the 2007 Plan (or, if determined by the Committee, under the 1997 Outside Directors Stock Option Plan) an Award, which Award shall consist entirely of RSUs or entirely of options, at such new eligible director's election, and shall be equal to the pro rated portion of the Company's annual Awards based on the time between the date the new director is appointed to the Board and the first trading day of Nasdaq in the month of July following such director's appointment.
4.     The Directors Equity Compensation Program shall remain in effect at the discretion of the Board or the Compensation Committee.